Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”) is made and entered into as of October 14, 2007 by and between Tektronix, Inc., an Oregon corporation (the “Company”), and (Mellon Investor Services LLC, a New Jersey limited liability company, formerly known as) ChaseMellon Shareholder Services, L.L.C., (the “Rights Agent”).

The Company and the Rights Agent are parties to that certain Rights Agreement dated as of June 21, 2000 (the “Agreement”). Pursuant to Section 26 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below.

The Agreement is hereby amended as follows:

1.             Section 1(a) shall be amended by inserting the following at the end of Section 1(a):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Danaher Corporation (“Parent”), its subsidiaries, Affiliates or Associates, including without limitation Raven Acquisition Corp. (“Sub”), either individually or as a group, is or shall be an Acquiring Person pursuant to this Agreement by reason of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their approval, execution or delivery of the Agreement and Plan of Merger dated October       , 2007 among Parent, Sub and the Company (as such agreement may from time to time be amended, the “Merger Agreement”) or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger (as defined in the Merger Agreement) (the “Merger”), or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

2.             Section 1(l) shall be amended by inserting the following at the end of Section 1(l):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

3.             Section 1(cc) shall be amended by inserting the following at the end of Section 1(cc):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Stock Acquisition Date shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

4.             Section 7(a)(i) (including the definition of “Final Expiration Date” therein) shall be amended to read in its entirety as follows:

“the earlier of immediately prior to the Effective Time (as defined in the Merger Agreement) or the Close of Business on September 7, 2010 (the earlier of such two times, the “Final Expiration Date”)”.

5.             The Agreement shall terminate and be of no further force and effect upon the Final Expiration Date.

6.             Section 11(i) shall be amended by inserting the following at the end of Section 11(i):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Section 11(h) Event shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

7.             Section 13(a) shall be amended by inserting the following at the end of Section 13(a):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Section 13 Event shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

8.             The following is added as a new Section 34 of the Agreement to read in its entirety as follows:

“34.         Exception for Merger Agreement and Tender Offer. Notwithstanding any provision in this Agreement to the contrary, (i) no Distribution Date and no Stock Acquisition Date shall occur, (ii) none of Parent, Sub or any of their Affiliates or Associates, either individually or as a group, shall become an Acquiring Person, (iii) no Rights shall become exercisable pursuant to Section 7 or any other provision of this Agreement, and (iv) no holder of any Rights shall be entitled to any rights or notices pursuant to Sections 3(a), 7(a), 11(a) or 13 or any other provision of this Agreement, in any such case, by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the consummation of the transactions contemplated thereby or any announcement of the same or (b) the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase.”

9.             This Amendment shall be deemed to be entered into under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

10.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

11.           The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 26 of the Agreement.

12.           As amended hereby, the Agreement shall remain in full force and effect.

This Amendment is entered into as of the date first written above.

TEKTRONIX, INC.

By:	/s/ James E. Dalton
Title:	Senior Vice President, Corporate Development, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC as Rights Agent

By:	/s/ Dennis Treibel
Title:	Assistant Vice President